EXHIBIT 5.1
April 10, 2007
Penwest Pharmaceuticals Co.
39 Old Ridgebury Road, Suite 11
Danbury, Connecticut 06810-5120
Ladies and Gentlemen:
     We have acted as special counsel to Penwest Pharmaceuticals Co, a Washington corporation (the "Company”), in connection with the transactions contemplated by the Securities Purchase Agreement, dated as of March 5, 2008, between the Company and each of the Purchasers listed on Exhibit A thereto (the “Purchase Agreement”). We issue this opinion in connection with the Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), which you are filing with the Securities and Exchange Commission relating to the resale by certain persons of up to 12,210,901 shares (the “Shares”) of common stock, $.001 par value per share, of the Company (the “Common Stock”), consisting of 8,140,600 shares of Common Stock (the “Outstanding Shares”) issued and sold pursuant to the Purchase Agreement and 4,070,301 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of warrants sold pursuant to the Purchase Agreement (the “Warrants”).
     We have examined the Registration Statement and such documents and records of the Company and other documents as we have deemed necessary for the purpose of this opinion. In such examination, we have assumed the following: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; and (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.
     Based on and subject to the foregoing, we are of the opinion that (i) the Outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable, and (ii) the Warrant Shares have been duly authorized and, upon sale of the Warrant Shares by the Company in accordance with the terms of the Warrants, including receipt by the Company of the consideration therefor and execution by the Company and registration by its registrar of the Warrant Shares, the Warrant Shares will be validly issued, fully paid and non-assessable.
     We are qualified to practice law in the State of Washington and do not express any opinions herein concerning any laws other than the laws in their current forms of the State of Washington and the federal laws of the United States of America.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendment thereto, including any and all post-effective amendments, and to the reference to our firm in the prospectus of the Registration Statement under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
/s/ Perkins Coie LLP